FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between MILLLIMAN VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Trust is, or intends to be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, USBGFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Trust desires to retain USBGFS to provide accounting services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund,” and, collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Fund Accountant
The Trust hereby appoints USBGFS as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS
USBGFS shall provide the following accounting services to the Trust with respect to each Fund:
A.	Portfolio Accounting Services:

(1)
Maintain portfolio records on a trade date+1 basis using security, derivative or other asset (collectively, “Assets,” and, each, an “Asset”) trade information communicated from the Fund’s investment adviser.

(2)
For each valuation date, obtain prices from a pricing source recommended by USBGFS and approved by the board of trustees of the Trust (the “Board of Trustees”) and apply those prices to the portfolio positions.  For those Assets where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such Assets.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on Asset sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile portfolio holdings and cash of the Fund with the Fund’s custodian and/or prime brokerage account(s).

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, monitor and calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBGFS and the Fund.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Fund.

(3)
Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon between the parties.

(5)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current prospectus.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Fund, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

(9)	Prepare monthly Asset transactions listings.

D.	Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”), as well as to support compliance with the diversification requirements under Section 817(h) of the Code.

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)
Support reporting to regulatory bodies and financial statement preparation by making the Fund's accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the independent registered public accountants.

(2)	Maintain accounting records for the Fund as required by the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

(4)
In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBGFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBGFS that affect or could affect the Trust or any Fund.

(5)
Cooperate with the Fund’s independent registered public accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights
A.
The valuation information and evaluations being provided to the Funds by USBGFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Funds.  Each Fund has a limited license to use the Data only for purposes necessary to valuing the Fund’s Assets and reporting to regulatory bodies (the “License”).  Each Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.  Each Fund’s right to use the Data cannot be passed to or shared with any other entity.

The Trust acknowledges the proprietary rights that USBGFS and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.
USBGFS may stop supplying some or all Data to a Fund if USBGFS’ suppliers terminate any agreement to provide Data to USBGFS, although the parties agree to discuss and implement reasonable alternatives if USBGFS’ failure to provide such Data would materially alter the services provided by USBGFS under this Agreement.  If USBGFS and the Trust are unable to come to an agreement on alternative Data in such instances, the Trust may terminate this agreement with respect to the applicable Fund(s) immediately upon notice to USBGFS. Also, USBGFS may stop supplying some or all Data to a Fund if USBGFS reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBGFS’ suppliers demand that the Data be withheld from the Fund as a result of any such violation or breach by the Fund.  USBGFS will provide notice to the relevant Fund of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Assets
A.
For each valuation date, USBGFS shall obtain prices from a pricing source recommended by USBGFS and approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund.  For those Assets where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such Assets.

If a Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBGFS with the price of any such Asset on each valuation date.  All pricing changes made by a Fund will be in writing and must specifically identify the Assets to be changed by CUSIP, name of Asset, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.
In the event that a Fund at any time receives Data containing evaluations, rather than market quotations, for certain Assets or certain other data related to such Assets, the following provisions will apply:  (i) evaluated Assets are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such Assets, and there is significant professional disagreement about which method is best.  No evaluation method, including those used by USBGFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the Assets; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBGFS and its suppliers in this respect.

C.
USBGFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received in writing from the Trust, the Fund, any of their affiliates, or any third party source engaged by the Trust or its affiliates.  Notwithstanding anything else in this Agreement to the contrary, USBGFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, the Fund, any of their affiliates, or any third party source engaged by the Trust or its affiliates; provided that any such mistakes, errors, or mispricing, or any losses related thereto, did not the result from USBGFS’ or its affiliate’s bad faith, negligence, fraud or willful misconduct, or the reckless disregard of USBGFS’ duties under this Agreement.

5.	Changes in Accounting Procedures
Written notice shall be provided to USBGFS of any resolution passed by the Board of Trustees that changes the accounting practices and procedures under this Agreement, and such changes shall be implemented by USBGFS upon receipt of such written notice.

6.	Changes in Equipment, Systems, Etc.
USBGFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust or any Fund under this Agreement.

7.	Compensation
USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  Subject to the prior written approval of the Trust, USBGFS shall also be reimbursed for such reasonable and documented miscellaneous expenses (set forth in Exhibit B) as are reasonably incurred by USBGFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBGFS shall only be paid out of the assets and property of the Fund involved.

8.	Representations and Warranties
A.	The Fund hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained, or intends to obtain, all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)
A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the initiation of services under this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the initiation of services under this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares; and

(5)	All records of the Trust provided to USBGFS by the Trust are materially accurate and materially complete and USBGFS is entitled to rely on all such records in the form provided.

B.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability
A.
USBGFS shall use its best efforts, and exercise reasonable care, in the performance of its duties under this Agreement.  USBGFS shall not be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or applicable law, or from its bad faith, negligence, fraud or willful misconduct in the performance, or reckless disregard, of its duties under this Agreement (the “Standard of Care”).  Notwithstanding any other provision of this Agreement, if USBGFS has acted in accordance with its Standard of Care in the performance of its duties under this Agreement, the applicable Fund, severally and not jointly, shall indemnify and hold harmless USBGFS and its affiliates and suppliers from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS or its affiliates and suppliers may actually sustain or incur or that may be asserted against USBGFS or its affiliates and suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing Standard of Care, or (ii) in reasonable reliance upon any written instruction provided to USBGFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom; except in each case of (X) or (Y) of this paragraph, for any and all actual claims, demands, losses, expenses, and liabilities arising out of or relating to (a) USBGFS’ breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or applicable law, or (b) USBGFS’ failure to adhere to the Standard of Care.  USBGFS shall act in good faith and in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer. This indemnity shall be a continuing obligation of the Trust on behalf of the applicable Fund, its successors and assigns, notwithstanding the termination of this Agreement, provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement.  As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees. USBGFS shall endeavor to provide the applicable Fund such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which USBGFS seeks indemnity from that Fund.

The Trust acknowledges that the Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such Data, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

Without limiting the generality of the foregoing, USBGFS agrees to indemnify the Trust and any Fund with respect to any and all claims arising out of or related to occurrences that USBGFS is required to insure against pursuant to Section 26 of this Agreement or applicable law.

USBGFS shall indemnify and hold the Trust and each Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust or any Fund may sustain or incur or that may be asserted against the Trust or a Fund by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, fraud or willful misconduct in the performance, or reckless disregard, of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the terms “Trust” and “Fund” shall include the Trust’s trustees, officers and agents.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS.  USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS.  Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent registered public accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense, provided that USBGFS shall provide prompt written notice to the Fund of any such action.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply; or (iii) any claim that arose more than one year prior to the institution of suit therefor.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.
The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement, provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement.

D.	If USBGFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

10.	Notification of Error

The Trust will notify USBGFS of any discrepancy between USBGFS and the Trust, including, but not limited to, failing to account for an Asset position in a Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBGFS to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any investor regarding any such discrepancy.

11.	Data Necessary to Perform Services
The Trust or its agent shall furnish to USBGFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.
12.	Proprietary and Confidential Information
A.
USBGFS agrees on behalf of itself and its directors, officers, and employees to use its best efforts to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential investors (including owners of variable annuity contracts and variable life insurance policies that have allocated value to a Fund) of the Trust (and clients of said investors), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that USBGFS will promptly notify the Trust of such request if permitted by applicable law, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agents, shall not be subject to this paragraph.

Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.
The Trust agrees on behalf of itself and its trustees and officers to use its best efforts to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, the Data and information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services received by the Trust under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that the Trust will promptly notify USBGFS of such request if permitted by applicable law, or (iii) when so requested by USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS or its agents, shall not be subject to this paragraph.

C.
Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a service provider, copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

13.	Records
USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request, provided, however, that USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.  Notwithstanding anything in this Agreement to the contrary, the Trust acknowledges and agrees that if the Trust elects to use an FTP or other electronic transmission method to communicate trade instructions to USBGFS the Trust shall be responsible for maintaining the Trust’s records as they relate to the Trust’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

14.	Compliance with Laws
A.
The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information (or similar disclosure documents) included in its registration statement on Form N-1A filed with the SEC. USBGFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

B.
The Trust shall immediately notify USBGFS if the principal investment strategy of any Fund materially changes or deviates from the principal investment strategy disclosed in the current prospectus (as supplemented), or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

15.	Term of Agreement; Amendment
A.
This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of two (2) years (the “Initial Term”).  Following the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 60 days prior to the end of the then current term that it will not be renewing the Agreement.

B.
Subject to Section 16, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 60 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.
USBGFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Funds or the Trust would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider. In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for USBGFS, or any of its affiliates, by an appropriate regulatory agency or court of competent jurisdiction.

D.
This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust, and authorized or approved by the Trust’s Board of Trustees.

16.	Early Termination
In the absence of any termination resulting from a material breach of this Agreement (which, for the avoidance of doubt, would include termination by the Trust in accordance with Section 3.C. above) or any immediate termination by the Trust in accordance with Section 15.C. above, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the Initial Term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

a.	all monthly fees through the remaining term of the Agreement;
b.
all reasonable and documented fees associated with converting services to a successor service provider, to the extent such services were requested in writing by the Trust to be provided in connection with such conversion;

c.
all reasonable and documented fees associated with any record retention and/or tax reporting obligations that cannot be eliminated due to the conversion to a successor service provider, which USBGFS is obligated under applicable law, regulation, or rule to continue following the termination, but only for so long as USBGFS is legally obligated to retain such records or provide such tax reporting;

d.	all reasonable and documented miscellaneous expenses associated with a. to c. above.

Notwithstanding the foregoing, this Section 16 shall not apply to any termination of this Agreement (a) with respect to a Fund that is (i) liquidated or (ii) merged into, or subject to an asset acquisition by, another registered investment company where the Fund is not the survivor of such transaction; or (b) as a result of, or in connection with, a change in control of a Fund’s investment adviser.

17.	Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Trust (which expenses shall include only reasonable and documented miscellaneous expenses previously approved in writing by the Trust), transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any such reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.  The Trust shall also pay any reasonable and documented fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination, but only for so long as USBGFS is legally obligated to retain such records or provide such tax reporting. Notwithstanding the foregoing, in the event that USBGFS terminates this Agreement, or if termination results from USBGFS’ failure to perform in accordance with this Agreement (including negligent performance), or USBGFS transfers this Agreement to an affiliate, the transfer to the successor shall be at the expense of USBGFS, and if the form in which the Trust instructs that transfer be made to the successor differs from the form in which USBGFS has maintained the same, USBGFS shall pay any expenses associated with transferring the same in the form as instructed by the Trust.

18.	Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

19.	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.	No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.	Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.	Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by email transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:
U.S. Bank Global Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President
Email:
and notice to the Trust shall be sent to:
Milliman Variable Insurance Trust
71 S. Wacker Drive, 31st Floor
Chicago, IL, 60606
Attn:
Email:

24.	No Third Party Rights
Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

25.	Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

26.	Insurance

USBGFS shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, USBGFS shall provide evidence that coverage is in place. USBGFS shall notify the Trust in writing should USBGFS’ insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such written notification shall include the date of cancellation or reduction and the reasons therefore. USBGFS shall notify the Trust promptly in writing of any material claims against USBGFS with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly in writing should the total outstanding claims made by USBGFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

27.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

28.	Trust Limitations

Notwithstanding anything to the contrary contained in this Agreement, any amounts owed or liabilities incurred by a Fund, shall be satisfied solely from the assets of the Fund and not from the assets of any other entity or person (such as the Trustees, officers or shareholders, or other series of the Trust). In no event shall USBGFS or any of its affiliates have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred, to or against (i) any other series of the Trust other than the applicable Fund to which such obligations relate, (ii) any assets of any person or entity under the management of the investment adviser of the Fund, other than the Fund, or (iii) any assets of the investment adviser of the Fund or any affiliate of such investment adviser. Neither the Trust nor any of its series or any other person or entity identified in (i) through (iii) above, other than the applicable Fund, are obligated to make contributions, loans or otherwise provide funding to the Fund.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the last date written below.
MILLIMAN VARIABLE INSURANCE TRUST
By:________________________________
Name:_____________________________
Title:_____________________________
Date: _____________________________

U.S. BANCORP FUND SERVICES, LLC
By:________________________________
Name:_____________________________
Title:_____________________________
Date: _____________________________

Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of Milliman Variable Insurance Trust

Name of Series

Exhibit B to the Fund Accounting Servicing Agreement